Exhibit 10.1

Dated: Monday, July 25, 2022

Miami, Florida

Sent via Email

TO:
Cuentas, Inc. (the “Company”)
235 Lincoln Rd., Suite 210,
Miami Beach, FL 33139
Attn: Arik Maimon, Executive Chairman of Board of Directors
And Esteemed Board of Directors

In RE:	Notice of Immediate Resignation from Board of Directors, Edward A. Maldonado (Director)

Dear Mr. Executive Chairman and Board:

I have met with shareholder CIMA Telecom, Inc. (CIMA), who has authorized the following action, to which both CIMA and I agree as to being necessary at this time.   Today, CIMA requested that its appointed Board Member withdraw from the Board as a Director.

Therefore, as the appointed Director of shareholder CIMA Telecom, Inc., I hereby give the notice to the Executive Chairman of the Board of Directors and the Board of Directors of Cuentas, Inc. (NASDAQ: CUEN & CUENW) as follows:

•	Effective immediately, this Monday July 25. 2022, I Edward A Maldonado do hereby resign my position as the appointed Director of shareholder CIMA Telecom, Inc. on the Cuentas, Inc Board of Directors.

•	I respectfully request that the management of Cuentas, Inc. take all necessary steps to record my resignation on this date on all internal and public documents and filings. Also please remove my email from Board circulation lists going forward.

•	Any pending board governance items or side letter matters/notices may be directed to CIMA Telecom or its legal counsel.

On a personal note, to the management and Board members, and most particularly to the Independent Board members, it has been a pleasure to meet, know and work with you all.

I wish you the best.   Thank you and,

Respectfully Submitted,

Edward A. Maldonado

Outgoing appointed Director

For shareholder CIMA Telecom, Inc.